Prospectus Supplement No. 1

Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-252810

Rush Street Interactive, Inc.

Secondary Offering of

168,321,808 Shares of Class A Common Stock

PROSPECTUS SUPPLEMENT NO. 1

DATED AUGUST 9, 2021

(To Prospectus Dated May 25, 2021)

This Prospectus Supplement No. 1, dated August 9, 2021 (“Supplement No. 1”), is being filed by Rush Street Interactive, Inc. (the “Company”) to update and supplement the information contained in the Company’s prospectus, dated May 25, 2021 (as amended and supplemented from time to time, the “Prospectus”), related to the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of up to 168,321,808 shares of the Company’s Class A Common Stock, to update the original table of Selling Holdings in the Prospectus with respect to a change in beneficial ownership that has occurred since the date of the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is traded on The New York Stock Exchange under the symbol “RSI”. On August 6, 2021, the closing price of our Class A Common Stock was $11.08 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 19 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2021.

SELLING HOLDERS

This prospectus relates to the possible offer and resale by the Selling Holders of up to 168,321,808 shares of Class A Common Stock, including 5,750,000 outstanding shares of Class A Common Stock, 2,571,808 shares of Class A Common Stock that was issued upon the cashless exercise of the Private Placement Warrants and Working Capital Warrants, and 160,000,000 shares of Class A Common Stock issuable upon conversion of the Retained RSILP Units (and the surrender and cancellation of a corresponding number of shares of Class V Common Stock). Following the Business Combination Closing, Sponsor transferred all of the Private Placement Warrants and Working Capital Warrants to certain members thereof, who subsequently exercised all of those warrants on a cashless basis. On or around July 27, 2021, Sponsor transferred all of the Class A Common Stock held by it to certain members thereof.

The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A Common Stock after the date of this prospectus such that registration rights shall apply to those securities.

The following table is prepared based on information provided to us by the Selling Holders on or prior to July 27, 2021 and may not reflect subsequent sales by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 59,177,489 shares of Class A Common Stock, 160,000,000 shares of Class V Common Stock, and no Warrants, in each case outstanding as of August 6, 2021.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the table below is 900 N. Michigan Avenue, Suite 950, Chicago, Illinois 60611.

Shares of Class A Common Stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Greg Carlin(2)	34,132,645	15.6%	34,132,645	15.6%	-	-
Richard Schwartz(3)(4)	8,269,950	3.8%	8,269,950	3.8%	-	-
Mattias Stetz(3)(5)	2,964,157	1.4%	2,964,157	1.4%	-	-
Einar Roosileht(3)(6)	2,964,157	1.4%	2,964,157	1.4%	-	-
Neil Bluhm(7)	109,049,114	49.8%	109,049,114	49.8%	-	-
Rush Street Interactive GP, LLC(8)	1,362,663	*	1,362,663	*	-	-
Tim Drehkoff(3)	169,523	*	169,523	*	-	-
Daniel S. Kotcher Revocable Trust u/t/a dated December 7, 2012(9)	565,083	*	565,083	*	-	-
Marc E. Arndt Trust(3)	141,271	*	141,271	*	-	-
Paul Wierbicki Declaration of Trust, dated January 31, 2012(3)(10)	141,272	*	141,272	*	-	-
Amy C. Close 2006 Living Trust(3)	42,382	*	42,382	*	-	-
J. Peter Cole(3)	42,382	*	42,382	*	-	-
Boyd Reece(3)	42,382	*	42,382	*	-	-
Joe Scibetta(3)	42,382	*	42,382	*	-	-
Scott Wernery(3)	42,382	*	42,382	*	-	-
Todd Anderson(3)	28,255	*	28,255	*	-	-
Phil Hellmuth Jr.(11)	165,000	*	165,000	*	-	-
2018 NADA FAMILY TRUST (12)	150,000	*	150,000	*	-	-
Ben T Smith IV(13)	30,000	*	30,000	*	-	-
SuperPosition, L.P.(14)	15,000	*	15,000	*	-	-
Ludwig Mckillp Trust(15)	45,000	*	45,000	*	-	-
Kumars Akhavan(16)	15,000	*	15,000	*	-	-
Quentin Lilly(17)	30,000	*	30,000	*	-	-
AD2101 Inc.(18)	60,000	*	60,000	*	-	-
David Smiddy(19)	15,000	*	15,000	*	-	-
Adam R. Dolinko(20)	15,000	*	15,000	*	-	-
RAH Family Trust(21)	15,000	*	15,000	*	-	-
Paul Bartlett Stephens(22)	30,000	*	30,000	*	-	-
Jose Cobos(23)	45,000	*	45,000	*	-	-
Michael Nefkens(24)	22,500	*	22,500	*	-	-
Roger S. Mertz(25)	30,000	*	30,000	*	-	-
The Brody Family Trust(26)	150,000	*	150,000	*	-	-
The Freedom Revocable Trust dated February 28, 2017(27)	30,000	*	30,000	*	-	-
Gigi Levy Weiss(28)	60,000	*	60,000	*	-	-
Ball Axline Family Trust(29)	15,000	*	15,000	*	-	-
Nicholas Earl(30)	45,000	*	45,000	*	-	-
The John Riccitiello Living Trust(31)	30,000	*	30,000	*	-	-
Darla K Anderson(32)	85,000	*	85,000	*	-	-
Fred Fionocchiaro(33)	80,000	*	80,000	*	-	-
Glazer Capital, LLC(34)	225,000	*	225,000	*	-	-
Diverse Partners LLP(35)	62,500	*	62,500	*	-	-
Derek deSavitch(36)	6,250	*	6,250	*	-	-
Francesca Luthi(37)	65,000	*	65,000	*	-	-
Paul Dacier(38)	140,000	*	140,000	*	-	-
David Lamb(39)	200,000	*	200,000	*	-	-
Robert Stein(40)	40,000	*	40,000	*	-	-
Charles Wert(41)	265,000	*	265,000	*	-	-
RHY 2021 Irrevocable Trust(42)	1,784,375	*	1,784,375	*	-	-
Isalea Investments LP (43)	1,784,375	*	1,784,375	*	-	-

Less than 1%.

(1) Based upon 59,177,489 shares of Class A Common Stock outstanding and 160,000,000 Class V Common Stock outstanding, each as of August 6, 2021.

(2) Represents the aggregate number of shares of Class A Common Stock issuable upon the conversion of the Retained RSILP Units and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock held of record by Greg Carlin in his individual capacity and by the Greg and Marcy Carlin Family Trust. Mr. Carlin is the Chief Executive Officer and a member of the Company’s Board.

(3) Represents shares of Class A Common Stock issuable upon the conversion of the Retained RSILP Units and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock.

(4) Mr. Schwartz is the Company’s President.

(5) Mr. Stetz is the Company’s Chief Operating Officer.

(6) Mr. Roosileht is the Company’s Chief Information Officer.

(7) Represents the aggregate number of shares of Class A Common Stock issuable upon the conversion of the Retained RSILP Units and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock held of record by Neil Bluhm in his individual capacity and the NGB 2013 Grandchildren’s Dynasty Trust. Mr. Bluhm is the Company’s Chairman of the Board.

(8) Represents shares of Class A Common Stock issuable upon the conversion of the Retained RSILP Units and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock held of record by Rush Street Interactive GP, LLC. Messrs. Bluhm and Carlin are the managers of and control 81% and 19%, respectively, of the voting units in Rush Street Interactive GP, LLC. Mr. Carlin disclaims beneficial ownership of the securities held by Rush Street Interactive GP, LLC except to the extent of his pecuniary interest therein.

(9) Mr. Kotcher is the husband of Judith Gold, a member of the Company’s Board.

(10) Mr. Wierbicki is a member of the Company’s Board and its General Counsel, Chief Legal Officer.

(11) The address of this Selling Holder is 1101 University Ave, Palo Alto, CA 94301.

(12) Hany Nada is the trustee for this Selling Holder and may be deemed to be the beneficial owner of the shares held by such entity. The address of this Selling Holder is 401 Yale Road, Menlo Park CA 94025-5230.

(13) The address of this Selling Holder is 217 S Mobile Street, Fairhope, AL 36532.

(14) Justin Choi is the managing member of this Selling Holder and holds voting and dispositive power of the shares and may be deemed to be the beneficial owner of the shares. The address of this Selling Holder is 10 Saint Remy Court - Newport Coast CA 92657.

(15) Eric Ludwig is the trustee for this Selling Holder and may be deemed to be the beneficial owner of the shares held by such entity. The address of this Selling Holder is 2322 Francisco St., San Francisco, CA 94123.

(16) The address of this Selling Holder is 401 Harrison St., #7C, San Francisco, CA 94105.

(17) The address of this Selling Holder is 6338 Bonsall Drive, Malibu, CA 90256.

(18) Chris Locke is the beneficial owner of this Selling Holder and holds voting and dispositive power of the shares and may be deemed to be the beneficial owner of the shares. The address of this Selling Holder is 12 Prennan Avenue, Toronto, Ontario, M9B 4B6, Canada.

(19) The address of this Selling Holder is 1550 S Sierra Bonita Ave., Los Angeles, CA 90019.

(20) The address of this Selling Holder is 827 Hobary Street, Menlo Park, CA 94025.

(21) Ralph Ho is the trustee for this Selling Holder and may be deemed to be the beneficial owner of the shares held by such entity. The address of this Selling Holder is 10 Mercat Place, Hillsborough, CA 94010.

(22) The address of this Selling Holder is 835 Stony Hil Rd., Tiburon, CA 94920.

(23) The address of this Selling Holder is 520 St. Francis Place, Menlo Park, CA 94025.

(24) The address of this Selling Holder is 1403 Possum Tror Lane, Austin TX 78703.

(25) The address of this Selling Holder is 110 Glengarry Way, Hillsborough, CA 94010.

(26) Jeff Brody is the trustee for this Selling Holder and may be deemed to be the beneficial owner of the shares held by such entity. The address of this Selling Holder is 210 Park Lane, Atherton, CA 94027.

(27) Dave Baszucki is the trustee for this Selling Holder and may be deemed to be the beneficial owner of the shares held by such entity. The address of this Selling Holder is 221 Erica Way, Portola Valley, CA 94028.

(28) The address of this Selling Holder is 7 Haprachim at, Rishpon, Israel 46915.

(29) Eric Ball is the trustee for this Selling Holder and may be deemed to be the beneficial owner of the shares held by such entity. The address of this Selling Holder is 2023 Gordon Avenue, Menlo Park, CA 94025.

(30) The address of this Selling Holder is 506 Mill St., San Francisco, CA 94114.

(31) John Riccitiello is the trustee for this Selling Holder and may be deemed to be the beneficial owner of the shares held by such entity. The address of this Selling Holder is 301 Mission St., #49B, San Francisco, CA 94105.

(32) This Selling Holder served as a member of dMY’s board of directors until the Business Combination Closing. The address of this Selling Holder is 4478 Paradise Drive, Tiburon, CA 94920.

(33) The address of this Selling Holder is 20 North Raymond Ave, STE 350, Pasadena, CA 91103.

(34) Glazer Capital, LLC is the general partner (the “GP”) of this Selling Holder and Paul J. Glazer is the managing member of the GP and holds voting and dispositive power of the shares and may be deemed to be the beneficial owner of the shares. The address of this Selling Holder is 250 W. 55th St., Suite 30A; New York, NY 10019.

(35) Diverse Capital Partners, LLC is the general partner (“DCP GP”) of this Selling Holder and Michael Castaldy is the co-managing member of DCP GP and holds voting and dispositive power of the shares and may be deemed to be the beneficial owner of the shares. The address of this Selling Holder is 16 Madison Square West, 12th Floor, New York, NY 10010.

(36) The address of this Selling Holder is 47 Post Crossing, Unit A; Southampton, NY 11968.

(37) This Selling Holder served as a member of dMY’s board of directors until the Business Combination Closing. The address of this Selling Holder is 7 Red Hawk Lane, Park City, UT 84098.

(38) The address of this Selling Holder is 92 Woodland St. Sherborn, MA 01770.

(39) The address of this Selling Holder is 801 Via Lido Nord; Newport Beach, CA 92663.

(40) The address of this Selling Holder is c/o Charles Wert, 237 Via Ithaca; Newport Beach, CA 92663.

(41) This Selling Holder served as a member of dMY’s board of directors until the Business Combination Closing. The address of this Selling Holder is 237 Via Ithaca; Newport Beach, CA 92663.

(42) Harry You is the investment advisor for this Selling Holder and may be deemed to be the beneficial owner of the shares held by such entity. Mr. You is a member of the Company’s Board and served as chairman and board member until the Business Combination Closing. The address of this Selling Holder is c/o A. Kanyuk; McDonald and Kanyuk; 7 Hills Avenue; Concord, NH 03301.

(43) Niccolo de Masi is the managing member of this Selling Holder and holds voting and dispositive power of the shares and may be deemed to be the beneficial owner of the shares. Mr. de Masi is a member of the Company’s Board and served as chief executive officer and board member until the Business Combination Closing. The address of this Selling Holder is 2800 Warren St., Austin, TX 78703.

Material Relationships with the Selling Holders

For a description of our relationships with the Selling Holders and their affiliates see the sections entitled “Business Combination,” “Management” “Certain Relationships and Related Party Transactions” and “Executive Compensation.

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